Exhibit (h)(43)

SCHEDULE A

Amended as of February 12, 2020 to add expense limits for Artisan Select Equity Fund

		Expense Limits by Share Class(a)
Fund Name	Continues Through	Investor	Advisor	Institutional

Artisan Global Discovery Fund	January 31, 2021	1.50%	1.40%	1.35%

Artisan Select Equity Fund	February 28, 2021	1.25%	1.15%	1.10%

Artisan Sustainable Emerging Markets Fund	January 31, 2021	1.35%	N/A	1.20%

Artisan Thematic Fund	January 31, 2021	1.50%	1.40%	1.40%

Artisan Value Fund	January 31, 2021	None	0.88%	None

(a) “None” indicates that a Fund does not have an expense limitation in place for a given share class. “N/A” indicates that a Fund does not have a particular share class.

IN WITNESS WHEREOF, ARTISAN PARTNERS FUNDS, INC. and ARTISAN PARTNERS LIMITED PARTNERSHIP have each caused this Schedule A to be signed on its behalf by its duly authorized representative, all as of the day and year first written above.

Artisan Partners Funds, Inc.

By: /s/ Sarah A. Johnson

Artisan Partners Limited Partnership

By: /s/ Sarah A. Johnson

[Schedule A to Amended & Restated Expense Limitation Agreement]